                                                                       Exhibit 6
                                                                       ---------

                               U.S. $____________

                            REVOLVING CREDIT FACILITY

                            FORM OF CREDIT AGREEMENT

                          dated as of December 16, 1994

                                     between

                                 --------------,
                                as the Borrower,

                                       and

                                 CITIBANK, N.A.,

                                   as the Bank

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms..........................................1
    Advance..................................................................1
    Agreement................................................................1
    Base Rate................................................................1
    Base Rate Advance........................................................2
    Business Day.............................................................2
    Cash and Cash Equivalents................................................2
    Collateral...............................................................3
    Collateral Account.......................................................3
    Commitment...............................................................3
    Confidential Information.................................................3
    Continuation", "Continue", and "Continued................................3
    Control Person Statement.................................................3
    "Convert," "Conversion" and "Converted"..................................3
    Eurodollar Rate..........................................................3
    Eurodollar Rate Advance..................................................4
    Event of Default.........................................................4
    General Partner..........................................................4
    Guarantor................................................................4
    Guaranty Agreement.......................................................4
    Hedge Agreement..........................................................4
    Interest Period..........................................................4
    LIBO Rate................................................................4
    Loan Document............................................................4
    Market Rate..............................................................4
    Maverick.................................................................4
    Michaels.................................................................5
    Note.....................................................................5
    Other Taxes..............................................................5
    Partnership Agreement....................................................5
    Partnership Certificate..................................................5
    Person...................................................................5
    Pledge Agreement.........................................................5
    Pledged Collateral.......................................................5
    Pledged Shares...........................................................5
    Readily Marketable Securities............................................5
    Rule 144.................................................................6
    Sterling.................................................................6
    Subsidiary...............................................................6
    Taxes....................................................................7
    Termination Date.........................................................7
    Type.....................................................................7

SECTION 1.02. Accounting Terms...............................................7
SECTION 1.03. Articles, Sections, Etc........................................7
SECTION 1.04. Computation of Time Periods....................................7



                                      (i)

                                   ARTICLE II
                          AMOUNTS AND TERMS OF ADVANCES

SECTION 2.01. The Advances....................................................7
SECTION 2.02. Making the Advances.............................................7
SECTION 2.03. Responsibility for Requests for Advances........................8
SECTION 2.04. Facility Fees...................................................9
SECTION 2.05. Reduction and Termination of the Commitment.....................9
SECTION 2.06. Repayment.......................................................9
SECTION 2.07. Interest........................................................9
      (a)   Ordinary Interest.................................................9
                    (i)   Eurodollar Rate Advances............................9
                    (ii)   Base Rate Advances................................10
      (b)   Default Interest.................................................10
      (c)   Interest Periods.................................................10
SECTION 2.08. Optional Prepayments...........................................11
      (a)   Base Rate Advances...............................................11
      (b)   Eurodollar Rate Advances.........................................11
SECTION 2.09. Certain Mandatory Prepayments..................................11
SECTION 2.10. Increased Costs................................................11
SECTION 2.11. Additional Interest............................................12
SECTION 2.12. Increased Capital..............................................12
SECTION 2.13. Voluntary Continuation of Advances.............................12
SECTION 2.14. Illegality, Etc................................................13
SECTION 2.15. Payments and Computations......................................14
SECTION 2.16. Taxes..........................................................14
SECTION 2.17. Hedge Agreements...............................................15

                                   ARTICLE III
                              CONDITIONS OF LENDING

SECTION 3.01. Condition Precedent to Initial Advance.........................16
SECTION 3.02. Conditions Precedent to All Advances...........................17

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.................19

                                    ARTICLE V
                        CERTAIN COVENANTS OF THE BORROWER

SECTION 5.01. Certain Affirmative Covenants..................................20
      (a)   Use of Advances..................................................20
      (b)   Compliance with Laws, Etc........................................20
      (c)   Payment of Taxes, Etc............................................20
      (d)   Reporting Requirements...........................................21
SECTION 5.02. Certain Negative Covenants.....................................22
      (a)   Liens, Etc.......................................................22



                                      (ii)

                                  ARTICLE VI
                             CERTAIN OTHER COVENANTS

SECTION 6.01. Collateral to Loan Coverage....................................23

                                   ARTICLE VII
                                EVENTS OF DEFAULT

SECTION 7.01. Events of Default..............................................25

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.01. Amendments, Etc................................................27
SECTION 8.02. Notices, Etc...................................................27
SECTION 8.03. No Waiver; Remedies............................................27
SECTION 8.04. Costs, Expenses and Taxes......................................28
SECTION 8.05. Right of Set-Off...............................................28
SECTION 8.06. Binding Effect.................................................28
SECTION 8.07. Counterparts...................................................30
SECTION 8.08. Interest.......................................................30
SECTION 8.09. Governing Law; Consent to Jurisdiction.........................30
SECTION 8.10. WAIVER OF JURY TRIAL...........................................31


         Exhibit A - Promissory Note
         Exhibit B - Pledge Agreement
         Exhibit C -
         Form of Legal Opinion of Jackson & Walker, L.L.P., Counsel for the Borrower


                                      (iii)

                            FORM OF CREDIT AGREEMENT
                          Dated as of December 16, 1994

         ______________, a _________________________ (the "Borrower"), acting through its , and CITIBANK, N.A., a national banking association (the "Bank"), agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Credit Agreement
                       ---------------------
(this "Agreement"), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Advance" means an advance by the Bank to the Borrower pursuant to Article II.

                  "Agreement" means this Credit Agreement, as the same may from time to time be amended or supplemented.

                  "Base Rate" means, for any Interest Period or any other period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to:

                  (a) the rate of interest announced publicly by the Bank in New York, New York, from time to time, as the Bank's base rate; or

                  (b) if the rate referred to in clause (a) above is unavailable for any reason, then "Base Rate" shall mean a fluctuating interest rate per annum equal to the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the Bank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated on the basis of quotations for such rates received by the Bank from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for the Bank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits each at least $100,000, plus (iii) the average during such three-week period of the
                   ----
         daily net annual assessment rates estimated by the Bank for determining the then current annual assessment payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank, N.A. in the United States.

                  "Base Rate Advance" means an Advance which bears interest as provided in Section 2.07 (a)(ii).

                  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or Dallas, Texas, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Cash and Cash Equivalents" means the aggregate amount of the following, to the extent owned by the Borrower free and clear of all liens, security interests, charges, encumbrances and rights of others: (a) cash on hand; (b) United States dollar demand deposits maintained in the United States with any commercial bank and United States dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank which has its head office in the United States and which has a combined capital and surplus of at least $100,000,000.00;
(c) direct obligations of, or obligations unconditionally guaranteed by, the United States and having a maturity of one year or less; (d) readily marketable commercial paper having a maturity of one year or less, issued by any corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and rated by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, rated by any nationally recognized rating organization in the United States) with the highest rating assigned by such organization; (e) repurchase agreements which (i) are callable at any time or have a maturity date of one year or less, (ii) are entered into with any commercial bank that has its head office in the United States and has a combined capital and surplus of at least $100,000,000.00 and (iii) are secured by direct obligations of, or obligations unconditionally guaranteed by, the United States and having a maturity of one year or less; (f) mutual funds that invest exclusively in direct obligations of, or obligations unconditionally guaranteed by, the United States and having a maturity of one year or less; and (g) such other short-term investments as shall be acceptable to the Bank from time to time in its sole discretion.

                  "Collateral" means, collectively, (a) the Pledged Collateral,
(b) all additional shares of stock of any issuer of any of the Pledged Shares, or any successor to any such issuer, from time to time acquired by the Borrower and pledged and delivered by the Borrower to the Bank pursuant to Section 6.01, and all certificates representing such additional shares and all dividends (including, but not limited to, stock dividends), cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares for any reason, including, but not limited to, any change in the number or kind of outstanding shares of any securities of any issuer of any of the Pledged Shares, or any successor to any such issuer, by reason of any recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or other similar corporate event, (c) all cash from time to time pledged and delivered by the Borrower to the Bank for deposit in any one or more of the Collateral Accounts pursuant to Section 6.01, and (d) all proceeds of any and all of the properties described in clauses (a), (b) and (c) of this definition.

                  "Collateral Account" has the meaning assigned to that term in the Pledge Agreement.

                  "Commitment" has the meaning assigned to that term in
Section 2.01.

                  "Confidential Information" means the information furnished to the Bank by the Borrower pursuant to clause (i) of Section 5.01(d) and any other information that is furnished to the Bank by the Borrower and is clearly identified by the Borrower to the Bank in writing as confidential information.

                  "Continuation", "Continue", and "Continued" each refer to a continuation of a Eurodollar Rate Advance pursuant to Section 2.14.

                  "Control Person Statement" means the Control Person Statement, dated as of a December 16, 1994, furnished by or on behalf of the Borrower to the Bank.

                  "Convert," "Conversion" and "Converted" each refers to a conversion of an Advance of one Type into an Advance of another Type pursuant to
Section 2.14.

                  "Dollars" and "$" means lawful money of the United States of America.

                  "Eurodollar Rate" means, for any Interest Period for any Advance, an interest rate per annum equal to the sum of the LIBO Rate for such Interest Period plus one percent (1.00%) per annum.

                  "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(a)(i).

                  "Event of Default" has the meaning assigned to that term in Section 7.01.

                  "General Partner" means ________, not individually but as general partner of the Borrower.

                  "Guarantor" means ______________, as an individual.

                  "Guaranty Agreement" means that certain Guaranty Agreement of Guarantor of even date herewith, as the same may from time to time be amended or supplemented.

                  "Hedge Agreement" means any equity derivative (including, but not limited to, any equity swap, future or option agreement), any interest rate swap, cap or collar agreement, any interest rate future or option contract, any currency swap agreement, any currency future or option agreement, any future commodity contract or option or any other similar agreement designed to hedge against fluctuations in equity values, interest rates or foreign exchange rates.

                  "Interest Period" means, for each Eurodollar Rate Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 2.07(c) and, thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 2.07(c).

                  "LIBO Rate" means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum equal to the rate of interest per annum at which deposits in United States dollars are offered by the principal office of the Bank in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Advance and for a period equal to such Interest Period.

                  "Loan Document" means any of this Agreement, the Note, the Pledge Agreement, the Guaranty Agreement and any other pledge and security agreements executed and delivered pursuant to Section 6.01, as the same may be amended or otherwise modified from time to time.

                  "Market Rate" has the meaning assigned to that term in
Section 8.04(b).

                  "Maverick" means the current market value of partnership interests in Maverick Fund.

                  "Michaels" means Michaels Stores, Inc., a corporation duly formed and validly existing under the laws of the State of Delaware.

                  "Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from the Advances and delivered to the Bank pursuant to Article III, as the same may be amended, extended, renewed or otherwise modified from time to time.

                  "Other Taxes" has the meaning assigned to that term in
Section 2.16(b).

                  "Partnership Agreement" means that certain Limited Partnership Agreement entered into as of ___________, 1992, pursuant to which the Borrower was formed, as such "Partnership Agreement" may be from time to time amended, restated or modified.

                  "Partnership Certificate" has the meaning assigned such term in Section 3.01(j).

                  "Person" means an individual, a partnership (including a general partnership, a limited partnership and a limited liability partnership), a limited liability company, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity, or a government or any political subdivision or agency of any government.

                  "Pledge Agreement" means a pledge agreement, duly executed by the Borrower in substantially the form of Exhibit B, as the same may be amended or otherwise modified from time to time.

                  "Pledged Collateral" has the meaning assigned to that term in the Pledge Agreement.

                  "Pledged Shares" has the meaning assigned to that term in the Pledge Agreement.

                  "Readily Marketable Securities" means the aggregate current market value of marketable securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ National Market and legally and beneficially owned by the Borrower and/or by the Guarantor free and clear of all liens, security interests, options, charges, encumbrances and restrictions, including, but not limited to, restrictions (contractual or otherwise) on the transferability of such securities, but excluding restrictions on the transferability of any such marketable securities imposed by Rule 144 so long as a minimum of three years has elapsed or is deemed to have elapsed pursuant to Rule 144 since the later of (a) the date of the acquisition by the Borrower of such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph
(a)(1) of Rule 144) of any such issuers and (b) the date of payment by the Borrower of the full purchase price or other consideration paid or given to acquire such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144). For the purposes of Section 5.02(b), the current market value of any marketable security quoted on the NASDAQ National Market shall mean the closing bid price as quoted for such security on the NASDAQ National Market on the Business Day immediately preceding the date of determination, and the current market value of any marketable security listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange shall mean the last reported sale price of such security on the New York Stock Exchange or the American Stock Exchange, as the case may be, on the Business Day immediately preceding the date of determination or, if no such reported sale takes place on such immediately preceding Business Day, the average of the last reported bid and asked prices for such security on the New York Stock Exchange or the American Stock Exchange, as the case may be, on such immediately preceding Business Day.

                  "Rule 144" means Rule 144 under the Securities Act of 1933, as amended from time to time.

                  "Sterling" means Sterling Software, Inc., a corporation duly formed and validly existing under the laws of the State of Delaware.

                  "Subsidiary" means, for any Person, any corporation, partnership (including a general partnership, a limited partnership and a limited liability partnership), limited liability company, joint venture, trust or estate of which, or in which, (a) in the case of a corporation, more than fifty percent of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), or (b) in the case of a partnership, a limited liability company or a joint venture, more than fifty percent of the interest in the capital or profits of such partnership, limited liability company or joint venture, or (c) in the case of a trust or estate, more than fifty percent of the beneficial interest of such trust or estate, is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one or more other Subsidiaries.

                  "Taxes" has the meaning assigned to that term in Section 2.16(a).

                  "Termination Date" means December 16, 1996, or the earlier date of termination in whole of the Commitment pursuant to Section 2.05, Section
2.09 or Section 7.01.

                  "Type" refers to an Advance and means a Base Rate Advance or a Eurodollar Rate Advance, as the case may be.

      SECTION 1.02. Accounting Terms. All accounting terms not specifically
                    ----------------
defined herein shall be construed in accordance with generally accepted accounting principles consistently applied.


      SECTION 1.03. Articles, Sections, Etc. Unless stated otherwise in this
                    -----------------------
Agreement, references to this Agreement to Articles, Sections, Schedules and Exhibits are references to Articles and Sections of, and Schedules and Exhibits attached to, this Agreement. Each Schedule to this Agreement is by this reference incorporated in this Agreement.

      SECTION 1.04. Computation of Time Periods. In this Agreement, the Note and
                    ---------------------------
the other Loan Documents, for the purpose of computing periods of time from a specified date to a later specified date, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding."

                                   ARTICLE II
                          AMOUNTS AND TERMS OF ADVANCES

      SECTION 2.01. The Advances. The Bank agrees, on the terms and conditions
                    ------------
set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed __________________________________ and No/1OO Dollars ($____________), as such amount may be reduced pursuant to
Section 2.05 (the "Commitment"). Subject to Section 2.02(b), each Eurodollar Rate Advance shall be in an amount not less than $100,000. Amounts borrowed hereunder and repaid or prepaid may be reborrowed.

      SECTION 2.02. Making the Advances.
                    -------------------


      (a) Each Eurodollar Rate Advance shall be made on notice given not later than 12:00 noon (New York City time) two Business Days prior to the date of the proposed Advance, by or on behalf of the Borrower to the Bank, specifying the date and amount thereof and selecting the interest rate therefor pursuant to
Section 2.07 and, the initial Interest Period for such Advance. Not later than 2:00 p.m. (New York City time) on the date of such Advance and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Advance available to the Borrower in same day funds at the Bank's address referred to in Section8.02.

          (b) Any other provision of this Agreement to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for any Advance if the principal amount of such Advance is less than $100,000, unless, on the date of such Eurodollar Rate Advance the Borrower also Continues one or more Advances pursuant to Section 2.13 into an Advance of the same Type and having the same Interest Period as such Eurodollar Rate Advance and the aggregate amount of such Eurodollar Rate Advances so made and Continued on such date is not less than $100,000.

          (c) Each notice from or on behalf of the Borrower to the Bank requesting a Eurodollar Rate Advance shall be irrevocable and binding on the Borrower. If any Eurodollar Rate Advance is not made as a result of any failure to fulfill the applicable conditions to such Advance set forth in Article III on or before the date for such Advance specified in the notice from or on behalf of the Borrower to the Bank requesting such Advance, then the Borrower shall pay to the Bank, upon demand by the Bank, an amount equal to the loss or expense incurred or sustained by the Bank as a result of such failure as set forth in a statement prepared by the Bank in good faith and in reasonable detail.

      SECTION 2.03.  Responsibility for Requests for Advances.
                     ----------------------------------------

          (a) The Borrower hereby authorizes the Bank to make Advances under this Agreement upon notice given by the Borrower or upon notice given on behalf of the Borrower by Sharyl Robertson, Amy Phillips or Rena Alexander and any other Person designated in writing by the Borrower to the Bank from time to time, each of whom shall at all times continue to be authorized by the Advance to request Advances on behalf of the Borrower under this Agreement until receipt by the Bank of written notice from the Borrower of the revocation of such authority of any such Person. Each Advance made by the Bank upon notice given by the Borrower or by Sharyl Robertson, Amy Phillips or Rena Alexander or any other Person designated in writing by the Borrower to the Bank shall be conclusively presumed to have been made to or for the benefit of the Borrower when made by the Bank in accordance with such notice and deposited in an account in the name of the Borrower pursuant to such notice, regardless of whether any Person (including, but not limited to, any Person authorized to request Advances on behalf of the Borrower) other than the Borrower also shall have authority to withdraw funds from such account. The Borrower agrees to repay, and to pay interest on, any Advance that is so made, deposited or credited by the Bank.

          (b) The Borrower acknowledges and agrees that the making by the Bank of Advances in response to notices given via telephone facsimile communications is in the interest of the Borrower and that the Bank cannot effectively determine whether a specific notice requesting an Advance and purporting to have been made by or on behalf of the Borrower is actually authorized or authentic. In order to induce the Bank to make Advances in response to notices given via telephone facsimile communications, the Borrower hereby assumes all risks regarding the validity, authenticity and due authorization of all notices requesting Advances that are purported to be given by or on behalf of the Borrower, whether or not the Person giving such notice has authority in fact to request Advances on behalf of the Borrower and whether or not the requested Advance or the application of the proceeds of such Advance constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both. The Bank shall incur no liability to the Borrower in acting upon any notice or other communication, whether given via telephone facsimile or telex or otherwise in writing, which the Bank believes in good faith to have been given by any Person authorized to give notices requesting Advances on behalf of the Borrower or in otherwise acting in good faith under this Agreement.

         SECTION 2.04. Facility Fees. In consideration of the Commitment
                       -------------
available on the terms of this Agreement, the Borrower agrees to pay to the Bank a facility fee equal to one tenth of one percent (0.10%) of the then outstanding Commitment, payable on the 16th day of December in each calendar year for so long as the Commitment is outstanding, commencing on December 16, 1994.

         SECTION 2.05.  Reduction and Termination of the Commitment.
                        -------------------------------------------

                  (a) The Borrower shall have the right, upon at least two Business Days notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment; provided that each partial reduction shall be in an amount of not less than $1,200,000.00.

                  (b) Any other provision of this Agreement to the contrary notwithstanding, the Commitment shall terminate in whole on February 28, 1995, if (i) the Borrower shall not have given notice of the initial Advance pursuant to Section 2.02(a) on or before February 28, 1995, and (ii) the applicable conditions to the initial Advance set forth in Article III shall not have been fulfilled on or before February 28, 1995.

         SECTION 2.06.  Repayment.  The Borrower shall repay the
                        ---------
aggregate unpaid principal amount of all Advances on or before the Termination Date.

         SECTION 2.07.  Interest.
                        --------
                  (a) Ordinary Interest. The Borrower shall pay interest on the
                      -----------------
unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                      (i) Eurodollar Rate Advances. During such periods as
                          ------------------------
         such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period, payable monthly on the last day of each calendar month and on the last day of such Interest Period.

                          (ii) Base Rate Advances. During such periods as such
                               ------------------
                  Advance is a Base Rate Advance, a rate per annum equal to all times to the Base Rate in effect from time to time minus one percent (1.00%), payable monthly on the last day of each calendar month and on the date such Base Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. The Borrower shall pay interest on the
                      ----------------
unpaid principal amount of each Advance that is not paid when due and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand, at a rate per annum equal at all times to
(i) in the case of any amount of principal, the greater of (A) three percent (3.00%) per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due and (B) three percent (3.00%) per annum above the Base Rate in effect from time to time, and
(ii) in the case of all other amounts, three percent (3.00%) per annum above the Base Rate in effect from time to time.

                  (c) Interest Periods. The duration of each Interest Period
                      ----------------
shall be (i) one, two, three or six months in the case of a Eurodollar Rate Advance as the Borrower may, upon notice received by the Bank not later than 12:00 noon (New York City time) two Business Days prior to the first day of such Interest Period, select; provided that:

                      (A) the duration of any Interest Period which commences
                  before the Termination Date, and would otherwise end after such date shall end on such date; and

                      (B) whenever the last day of any Interest Period would
                  otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, in the case of
                                                --------
                  any Interest Period for a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day.

If the Borrower shall fail to select an Interest Period, the Borrower shall be deemed to have selected the one (1) month Interest Period.

         SECTION 2.08.  Optional Prepayments.
                        --------------------

                  (a) Base Rate Advances. The Borrower may, upon at least two
                      ------------------
Business Days notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given the borrower shall, prepay the outstanding principal amounts of the Base Rate Advances, in whole or in part, plus accrued interest to the date of such prepayment on the principal amount prepaid.

                  (b) Eurodollar Rate Advances. The Borrower may, upon at least
                      ------------------------
thirty days notice to the Bank specifying the Advance to be prepaid and stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the entire outstanding principal amount of any Eurodollar Rate Advance specified in such notice, plus accrued interest to the date of such prepayment on the principal amount prepaid; provided that
                                                         --------
the Borrower shall be obligated to pay the Bank in respect of such prepayment pursuant to Section 8.04(b).

         SECTION 2.09. Certain Mandatory Prepayments. Upon the death of the
                       -----------------------------
Guarantor or the appointment by a court of competent jurisdiction of a guardian, conservator, committee or other similar appointee for the Borrower or Guarantor, then, and in any such event, (a) the obligation of the Bank to make Advances shall automatically be terminated and (b) the Advances, the Note, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable on the ninetieth day after the earlier to occur of the date of such death or the date of such appointment, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         SECTION 2.10. Increased Costs. If, due to either (a) the introduction
                       ---------------
of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.11) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances to the extent not reflected in the Eurodollar Rate, then the Borrower shall from time to time, upon demand by the bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost incurred or accrued by the Bank not more than ninety days prior to the date of such demand by the Bank. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.11. Additional Interest. The Borrower shall pay to the Bank,
                       -------------------
so long as the Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time), additional interest on the unpaid principal amount of each Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBO Rate for the Interest Period for such Advance from (b) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by the Bank and notified to the Borrower, and such determination by the Bank shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.12. Increased Capital. If the Bank determines that compliance
                       -----------------
with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank within ninety days after such increase in capital, the Borrower shall immediately pay to the Bank, from time to time, as specified by such corporation in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the bank shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.13. Voluntary Continuation of Advances. The Borrower may on
                       ----------------------------------
any Business Day, upon notice given to the Bank not later than 12:00 noon (New York City time) on the second Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.07 and 2.14, Continue a Eurodollar Rate Advance with another Interest Period as selected pursuant to
Section 2.07(c); provided that any Continuation of any Eurodollar Rate Advance
                 --------
shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advance; provided, further, that the Borrower may not Continue a
                         --------  -------
Eurodollar Rate Advance if the principal amount of the Eurodollar Rate Advance is less than $100,000. Each notice of a Continuation pursuant to this Section
2.13 shall, within the restrictions specified above, specify (a) the date of such Continuation, (b) the Advance to be Continued and (c) the duration of the Interest Period for such Advance. In the event that (i) the Borrower fails to provide the Bank with notice of Continuation on any Eurodollar Advance and (ii) such Advance is less than $100,000, but greater than $25,000, then such Advance will be Converted to a Base Rate Advance until the next Eurodollar Rate Advance that, when combined with all outstanding Base Rate Advances is equal to or greater than $100,000, is Continued at which time such Base Rate Advance will be aggregated with such Eurodollar Rate Advance and Continued with such Eurodollar Rate Advance.

         SECTION 2.14.  Illegality, Etc.
                        ---------------

               (a) Any other provision of this Agreement to the contrary notwithstanding, if the Bank shall notify the Borrower that the introduction of, or any change in or in the interpretation of, any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for the Bank to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then (i) the obligation of the Bank to make Eurodollar Rate Advances shall be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances then outstanding, plus interest accrued thereon, unless the Borrower, within five Business Days of notice from the Bank, Converts all Eurodollar Rate Advances then outstanding into Base Rate Advances.

               (b) If, with respect to any Eurodollar Rate Advance, the Bank notifies the Borrower that (i) the Bank is unable to determine the Eurodollar Rate or (ii) the Eurodollar Rate for any Interest Period for such Advance will not adequately reflect the cost to the Bank of making, funding or maintaining such Eurodollar Rate Advance for such Interest Period, such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and the obligation of the Bank to make Eurodollar Rate Advances shall be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

               (c) Within five (5) Business Days after the Bank notifies the Borrower that the reason for the suspension of the Eurodollar Rate Advances has ended, the Borrower shall Convert all of the Base Rate Advances to Eurodollar Rate Advances pursuant to the terms of Section 2.02 as if such Conversion were a new Eurodollar Rate Advance.

         SECTION 2.15.  Payments and Computations.
                        -------------------------

               (a) The Borrower shall make each payment under any Loan Document not later than 12:00 noon (New York city time) on the day when due in United States dollars to the Bank at its address referred to in Section 8.02 in same day funds.

               (b) The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any or all of the Borrower's accounts with the Bank any amount so due.

               (c) All computations of interest shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (d) Whenever any payment under any Loan Document shall be stated to be due on a day other than a Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that if such extension would cause payment of interest on or principal of any Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         SECTION 2.16.  Taxes.
                        -----
               (a) Any and all payments by the Borrower hereunder or under the Note shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on the Bank by the state or foreign jurisdiction under the laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Bank hereunder or under the Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, but not limited to, deductions applicable to additional sums payable under this Section 2.16) the Bank receives an amount equal to the sum the Bank would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (all such taxes, charges and levies being hereinafter referred to as "Other Taxes").

           (c) The Borrower shall indemnify the Bank for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.16, paid by the Bank and any liability (including, but not limited to, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty days from the date the Bank makes written demand therefor.

               (d) Within thirty days after the date of any payment of Taxes, the Borrower shall furnish to the Bank, at the Bank's address referred to in
Section 8.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Note by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Bank, at such address of the Bank, an opinion of counsel acceptable to the Bank stating that such payment is exempt from Taxes. For the purposes of this subsection (d) and subsection (a) of this Section 2.16, the terms "United States" and "United States person" shall have the respective meanings specified in section 7701 of the Internal Revenue Code.

               (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under the Note.

         SECTION 2.17. Hedge Agreements. It is expressly contemplated that the
                       ----------------
Bank may, in its sole discretion, enter into Hedge Agreements with the Borrower from time to time and that under any such Hedge Agreements the Bank shall be entitled to any and all benefits of which the Bank is entitled under the Loan Documents.

                                  ARTICLE III
                             CONDITIONS OF LENDING

         SECTION 3.01. Condition Precedent to Initial Advance. The obligation of
                       --------------------------------------
the Bank to make its initial Advance is subject to the condition precedent that the Bank shall have received on or before the day of such Advance the following, each dated such day, in form and substance satisfactory to the Bank:

               (a)      The Note duly executed by the Borrower;

               (b) The Pledge Agreement duly executed by the Borrower, together with:

                        (i) acknowledgement copies or stamped receipt copies of proper financing statements, duly filed under the Uniform Commercial Code of all jurisdictions that the Bank may deem necessary or desirable in order to perfect the security interests created by the Pledge Agreement;

                        (ii) completed requests for information, listing the financing statements referred to in Section 3.01(b)(i) and all other effective financing statements filed in the jurisdictions referred to in Section 3.01(b)(i) that name the Borrower as debtor, together with copies of such other financing statements (none of which shall cover the collateral purported to be covered by the Pledge Agreement);

                           (iii) certificates, representing the Pledged Shares accompanied by the following:

                                   (A) a letter from each issuer of Pledged
                  Shares (singularly, an "Issuer Letter") directing the transfer agent to remove the legend on such Pledged Shares;

                                   (B) a letter from the transfer agent for
                  each issuer of such Pledged Shares stating that such transfer agent will

                                       (i) remove any restrictive legend on such
                                   Pledged Shares upon delivery of the
                                   certificates representing such issuer's
                                   Pledged Shares and the related Issuer Letter;

                                       (ii) hold such Pledged Shares as agent
                                   for the Bank while removing the legends; and

                                       (iii) deliver the reissued Pledged Shares
                                   to the Bank after removal of any such
                                   restrictive legend; and

                                   (C) undated stock powers executed in blank
                  or registered in the name of the Bank or such nominee or nominees as the Bank shall specify; and

                           (iv) evidence that all other actions (including, but not limited to, the giving of any and all notices) necessary or, in the opinion of the Bank, desirable to perfect and protect the security interests created by the Pledge Agreement have been taken;

                  (c) Federal Reserve Form U-1 provided for in Regulation U issued by the Board of Governors of the Federal Reserve System, the statements made in which shall be such, in the opinion of the Bank, as to permit the transactions contemplated hereby in accordance with said Regulation U;

                  (d) Certified copies of all documents evidencing necessary governmental approvals, if any, with respect to each Loan Document;

                  (e) The balance sheet of the Guarantor as at June 30, 1994 in reasonable detail and day certified by the Guarantor as being accurate and fairly presenting the financial condition of the Guarantor as at such date and for such period;

                  (f) The balance sheet of the Borrower as at June 30, 1994 in reasonable detail and duly certified by the Trustee as being accurate and fairly presenting the financial condition of the Trust as at such date and for such period;

                  (g) A certificate of the Borrower certifying the name and true signature of the Person authorized to request Advances on behalf of the Borrower pursuant to Section 2.03;

                  (h) A favorable written opinion of the law firm of Jackson & Walker, L.L.P., counsel for the Borrower, substantially in the form of Exhibit C, and as to such other matters as the Bank may reasonably request;

                  (i) The Guaranty Agreement duly executed by the Guarantor;

                  (j) Receipt by the Bank of certificate (the "Partnership Certificate") from the Borrower certifying (i) that a true and complete copy of the Partnership Agreement has been provided to the Bank, and (ii) the general partner has all necessary power and authority to act on behalf of the Borrower; and

                  (k) Receipt and review of any such documentation as the Bank may reasonably request concerning the Collateral.

         SECTION 3.02. Conditions Precedent to All Advances. The obligation of
                       ------------------------------------
the Bank to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance:

                  (a) The following statements shall be true (and each of the giving of the applicable notice requesting such Advance and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

                      (i) The representations and warranties contained in
         Section 4.01 of this Agreement, Section 4 of the Pledge Agreement and the Partnership Certificate are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;

                      (ii) The balance sheet of the Borrower then most recently furnished to the Bank pursuant to Section 5.01(d)(i) is accurate and fairly presents the financial condition of the Borrower as at the date of such balance sheet, and since the date of such balance sheet there has been no material adverse change in such condition;

                      (iii) The balance sheet of the Guarantor then most recently furnished to the Bank pursuant to the Guaranty Agreement is accurate and fairly presents the financial condition of the Guarantor as at the date of such balance sheet, and since the date of such balance sheet there has been no material adverse change in such condition;

                           (iv) No event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                           (v) The ratio of the aggregate current market value of the Pledged Shares to the aggregate unpaid principal amount of the Advances (including the amount of the requested Advance) is not less than 2.0 to 1.0; and

                  (b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request, including, without limitation, additional Federal Reserve Form U-1 provided for in Regulation U issued by the Board of Governors of the Federal Reserve System, the statements made in which shall be such, in the opinion of the Bank, as to permit the transactions contemplated hereby in accordance with said Regulation U to the extent required in connection with the pledge of additional shares.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01.  Representations and Warranties of the Borrower.
                        ----------------------------------------------
The Borrower represents and warrants as follows:

                  (a) The General Partner has the legal capacity to execute and deliver this Agreement and the other Loan Documents on behalf of the Borrower and to execute, deliver and perform the Loan Documents to which the Guarantor is or will be a party.

                  (b) The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is or will be a party do not and will not (i) contravene any law or any contractual restriction or fiduciary duty binding on or affecting the Borrower or General Partner or (ii) result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Loan Documents) upon or with respect to any of the Trust's properties.

                  (c) No consent, authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery and performance by the Borrower of any Loan Document to which the Borrower is or will be a party.

                  (d) This Agreement is, and each other Loan Document to which the Borrower will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                  (e) The balance sheet of the Borrower as at June 30, 1994, a copy of which certified by the Borrower has been furnished to the Bank, is accurate and fairly presents the financial condition of the Trust as at such date, and since June 30, 1994, there has been no material adverse change in such condition.

                  (h) There is no pending or threatened action, suit or proceeding affecting the Borrower or the General Partner before any court, any arbitrator or mediator or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may materially adversely affect the financial condition or operations of the Borrower or the General Partner or which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document to which the Borrower is or will be a party, or the Trust Agreement.

                  (i) No proceeds of any Advance will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 if the result of such acquisition is to effect a change in control of the issuer thereof.

                  (j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

                  (k) The Borrower is not a party to any indenture, loan or credit agreement, lease or other instrument or agreement which could have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or on the ability of the Borrower to perform the Borrower's obligations under this Agreement or any other Loan Document.

                  (l) The Borrower has provided the Bank with accurate and complete copies of all indentures, loan or credit agreements, leases or other instruments or agreements of any kind which have been submitted to the Bank pursuant to this Agreement.

                  (m) All tax returns (federal, state and local) required to be filed on behalf of the Borrower have been filed and all taxes shown on such tax returns to be due, including, but not limited to, interest and penalties have been paid.

                  (n) The address specified for the Borrower in Section 8.02 is a mailing address of the Borrower.

                                    ARTICLE V

                        CERTAIN COVENANTS OF THE BORROWER

         SECTION 5.01. Certain Affirmative Covenants. So long as the Note shall
                       -----------------------------
remain unpaid in whole or in part or the Bank shall have any Commitment hereunder, the Borrower shall, unless the Bank shall otherwise consent in writing;

               (a) Use of Advances. Use and apply the proceeds of the Advances
                   ---------------
for commercial, business or investment purposes including the refinancing of existing margin debt and other lawful purposes.

               (b) Compliance with Laws, Etc. Comply, and cause the Trust to
                   -------------------------
comply, in all material respects with all applicable laws, rules, regulations and orders.

               (c) Payment of Taxes, Etc. Without limiting the generality of
                   ---------------------
Section 5.01(b), pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon the Borrower or upon any property of the Borrower and (ii) all lawful claims which, if unpaid, might by law become a lien upon any property of the Borrower or the Trust; provided that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting principles consistently applied.

               (d) Reporting Requirements. Furnish to the Bank:
                   ----------------------
                    (i) as soon as available and in any event within sixty days after the last day of the most recently ended fiscal quarter, a balance sheet of the Trust as at the end of such fiscal quarter, including a listing of all contingent liabilities of the Trust, in reasonable detail and in form satisfactory to the Bank and certified by the Borrower as being accurate and fairly presenting the financial condition of the Trust as at the end of such fiscal quarter, and accompanied by (A) a certificate of the Borrower stating that no Event of Default or other event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing or, if an Event of Default or any such other event has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto, and (B) a certificate of compliance of the Borrower and accompanying schedule in form and detail satisfactory to the Bank of the computations used by the Borrower in determining compliance with the covenants set forth in Section 5.02(b) and Section 5.02(c);

                    (ii) as soon as available and in any event within sixty days after the end of each fiscal quarter of Michaels and Sterling, the 1OQ report of Michaels and Sterling, respectively;

                    (iii) as soon as possible and in any event within five days after the occurrence of each Event of Default and each other event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the Borrower setting forth details of such Event of Default or such other event and the action which the Borrower has taken and proposes to take with respect thereto;

                    (iv) promptly after the sending or filing thereof, copies of all Forms 3 (Initial Statement of Beneficial Ownership of Securities), Forms 4 (Statement of Changes of Beneficial Ownership of Securities) and Forms 5 which the Borrower files with the Securities and Exchange Commission (or any governmental authority or regulatory body that may be substituted therefor) by reason or in respect of any securities of, or any relationship of the Borrower to, any issuer of any securities constituting any of the Collateral;

                    (v) promptly after the sending or filing thereof, copies of all reports, filings and registration statements which the Borrower files with the Securities and Exchange Commission (or any governmental authority or regulatory body that may be substituted therefor) or any national securities exchange;

                           (vi) promptly after the earlier of the commencement thereof or receipt by the Borrower of notice or knowledge thereof, notice of any pending or threatened action, suit, proceeding or investigation affecting the Borrower or the Trust by or before any court, any arbitrator or mediator or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or of any claim for the payment of money asserted against the Borrower or the Trust which seeks or involves an amount exceeding $2,000,000.00 or which may materially adversely affect the properties assets, operations or condition, financial or otherwise, of the Borrower or the Trust;

                    (vii) prompt notice of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of the Borrower since the dates of the financial statements of the Trust then most recently furnished to the Bank pursuant to
         Section 5.01(d)(i);

                    (viii) in the event any securities of any class of any issuer that are included in the Collateral at any time constitute ten percent or more of the issued and outstanding securities of such issuer and such class, prompt notice of such event; and

                  (ix) such other information respecting the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or any Subsidiary of the Borrower as the Bank may from time to time reasonably request.

         SECTION 5.02. Certain Negative Covenants. So long as the Note shall
                       --------------------------
remain unpaid in whole or in part or the Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Bank:

                  (a) Liens, Etc. Create or suffer to exist any lien, security
                      ----------
interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Collateral, whether now owned or hereafter acquired, other than the security interest created by the Pledge Agreement and any other lien or security interest created in favor of the Bank pursuant to Section 6.01.

                  (b) Liquidity. Permit the current market value of the
                      ---------
unpledged Cash and Cash Equivalents and/or Readily Marketable Securities (excluding any securities issued by Michaels or Sterling), but including interests in Maverick of the Borrower and the Guarantor, collectively, to be less than fifteen percent (15%) of the Commitment for a period of ten (10) consecutive Business Days; provided, that it is expressly contemplated that within such period of ten (10) consecutive Business Days the Borrower shall have the ability to increase such current market value of the unpledged Cash and Cash Equivalents and/or Readily Marketable Securities (excluding any securities issued by Michaels or Sterling), but including interests in Maverick in accordance with the provisions of subsection (ii) of Section 6.01.

                  (c) Balancing. Permit the shares of either Michaels or
                      ---------
Sterling pledged by the Borrower to the Bank to represent more than sixty percent (60%) of the total market value of Collateral for a period of ten (10) consecutive Business Days; provided that it is expressly contemplated that
                           --------
within such period of ten (10) consecutive Business Days the Borrower shall have the ability to increase the number of Michaels or Sterling shares pledged by the Borrower to the Bank in accordance with the provisions of subsection (ii) of
Section 6.01 in order to prevent the shares of either Michaels or Sterling pledged by the Borrower to the Bank to represent more than sixty percent (60%) of the total market value of Collateral.

                                   ARTICLE VI
                             CERTAIN OTHER COVENANTS

         SECTION 6.01.  Collateral to Loan Coverage.  If, at any time
                        ---------------------------
prior to payment in full in cash of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise), or at any other time when the Bank shall have any Commitment under this Agreement, the ratio of the aggregate current market value of the Collateral to the aggregate unpaid principal amount of the Advances shall be less than 1.66 to 1.0 but equal to or greater than 1.50 to 1.0, then, within two Business Days of such event, the Borrower

                           (i) shall prepay the outstanding principal amounts of the Advances, in whole or in part, plus accrued interest to the date of such prepayment on the principal amount prepaid, and/or

                           (ii) shall (i) pledge, assign and deliver to the Bank cash for deposit in one or more of the Collateral Accounts and/or pledge and assign to the Bank, and grant to the Bank security interests in, such additional shares of stock owned by the Borrower as shall be acceptable to the Bank in its sole discretion, all as security for the payment of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise), (ii) duly execute and deliver to the Bank such pledge and security agreements (including, but not limited to, amendments to the Pledge Agreement), as specified by and in form and substance satisfactory to the Bank, securing the payment of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise) and constituting pledges and assignments of and security interests in such cash as shall be pledged and delivered by the Borrower to the Bank for deposit in one or more of the Collateral Accounts and in such additional shares of stock as shall be acceptable to the Bank in its sole discretion, (iii) take whatever action (including, but not limited to, the delivery to the Bank of original instruments, stock certificates and stock powers, the filing of Uniform Commercial Code financing statements and amendments to financing statements and the giving of notices and endorsements) may be necessary or advisable in the opinion of the Bank to vest in the Bank (or in any representative or nominee of the Bank designated by the Bank, including, but not limited to, any clearing corporation or custodian bank as those terms are defined in the Uniform Commercial Code in effect in the State of New York) valid, subsisting and perfected liens on and security interests in the properties purported to be subject to the pledge and security agreements delivered pursuant to this Section 6.01, enforceable against all third parties in accordance with their respective terms, (iv) deliver to the Bank a signed favorable opinion, addressed to the Bank, of counsel for the Borrower acceptable to the Bank as to the matters contained in clauses (i), (ii) and (iii), as to such pledge and security agreements being legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms and as to such other matters as the Bank may reasonably request, and (v) execute and deliver to the Bank any and all further certificates, instruments and documents and take all such other action as the Bank may deem desirable in obtaining the full benefits of, or in preserving the security interests of, such pledge and security agreements, so that, immediately after giving effect to such prepayment and/or such other actions, the ratio of the aggregate current market value of the Collateral to the aggregate unpaid principal amount of the Advances shall be not less than 2.0 to 1.0. For the purposes of this Section 6.01 and 7.01(j), the term "current market value" shall have the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

         SECTION 7.01.  Events of Default.  If any of the following
                        -----------------
events (individually, an "Event of Default" and collectively, "Events of Default") shall occur and be continuing:

                  (a) Any principal of, or interest on, the Note shall not be paid on the date the same becomes due and payable or within three Business Days thereafter; or

                  (b) Any representation or warranty made by the Borrower under or in connection with any Loan Document, or any representation or warranty made in the Control Person Statement, or any certification made by the Borrower or the Guarantor in connection with any financial statement furnished to the Bank under or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made; or

                  (c) The Borrower or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on the Borrower's or the Guarantor's part to be performed or observed if such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Borrower by the Bank; or

                  (d) The Borrower or the Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay is debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or the Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty days, or any of the actions sought in such proceeding (including, but not limited to, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or the Guarantor shall take any action to authorize any of the actions set forth above in this
Section 7.01(d); or

                  (e) Any judgment or order for the payment of money in excess of $5,000,000.00 shall be rendered against the Borrower or the Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (f) Any lawful claims for the payment of money in an aggregate amount exceeding $10,000,000.00 which, if unpaid, might by law become liens upon any property of the Borrower or the Guarantor shall be asserted against the Borrower or the Guarantor and shall not be contested by the Borrower or the Guarantor, as the case may be, in good faith and by proper proceedings and as to which appropriate reserves are not being maintained in accordance with generally accepted accounting principles consistently applied; or

                  (g) Any material adverse change shall occur in the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or the Guarantor; or

                  (h) Any provision of the Pledge Agreement, the Guaranty Agreement or any other Loan Document after delivery thereof shall for any reason cease to be valid and binding on the Borrower or the Guarantor, or the Borrower or the Guarantor shall so state in writing; or

                  (i) The Pledge Agreement or any other Loan Document after delivery thereof pursuant to Section 3.01 or Section 6.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby; or

                  (j) The ratio of the aggregate current market value of the Collateral to the aggregate unpaid principal amount of the Advances shall be less than 1.5 to 1.0; or

                  (k) Any of the Pledged Shares shall cease to be (i) quoted on the Nasdaq National Market or (ii) listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange; then, and in any such event, the Bank (A) may, by notice to the Borrower, declare the Bank's obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and

(B) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief
--------
with respect to the Borrower or the Guarantor under the United States Bankruptcy Code, (1) the obligation of the Bank to make Advances shall automatically be terminated and (2) the Advances, the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision
                       ---------------
of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8.02. Notices Etc. Except as expressly provided in Section
                       -----------
6.01, all notices and other communications provided for hereunder shall be in writing (including, but not limited to, telephone facsimile communications) and sent via certified or registered mail, return receipt requested, via telephone facsimile, via personal delivery or via express courier or delivery service to the Borrower or the Bank, as the case may be, at the respective addresses or telephone facsimile numbers of the Borrower and the Bank specified below or, as to either party, at such other address or telephone facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section: if to the Borrower, at 8080 N. Central Expressway, Suite 1300, Dallas, Texas 75206, Attn: Shari Robertson, telephone facsimile number (214) 891-8245; and if to the Bank, at One Citicorp Center, 153 East 53rd Street, New York, New York 10043, Attention: Stephen Giannakakis, Vice President, telephone facsimile number (212) 793-6232, with a copy to Citicorp North America, Inc., Private Banking Division, 2100 Citicorp Center, 1200 Smith Street, Houston, Texas 77002, Attention: Trey Roberts, Vice President, telephone facsimile number (212) 793-6232. All such notices and other communications shall be deemed given (a) when receipted for (or upon the date of attempted delivery when delivery is refused) if sent via certified or registered mail, return receipt requested, via (b) when received if sent via telephone facsimile (confirmation of such receipt via telephone facsimile being deemed receipt). Without limiting the generality of the preceding sentence, notices to the Bank pursuant to the provisions of Article II shall in no event be effective until received by the Bank.

         SECTION 8.03. No Waiver; Remedies. No failure on the part of the Bank
                       -------------------
to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.04.  Costs, Expenses and Taxes.
                        -------------------------
                  (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including, but not limited to, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to the Bank's rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, but not limited to, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, including, but not limited to, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

                  (b) If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any payment pursuant to Section 2.08(b), Section 2.09, Section 2.14 or
Section 6.01 or as a result of acceleration of the maturity of the Advances and the Note pursuant to Section 7.01 or for any other reason, the Borrower shall pay to the Bank, upon demand by the Bank, an amount equal to the loss or expense incurred or sustained by the Bank as a result of such payment as set forth in a statement prepared by the Bank in good faith and in reasonable detail.

         SECTION 8.05. Right of Set-Off. Upon the occurrence and during the
                       ----------------
continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not the Bank shall have made any demand under such Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, but not limited to, other rights of set-off) which the Bank may have.

         SECTION 8.06.   Binding Effect.
                         --------------

              (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, the respective successors and assigns of the Borrower and the Bank, and the heirs, executors, administrators and legal representatives of the Borrower, except that the Borrower shall not have the right to assign the Borrower's rights hereunder or any interest herein without the prior written consent of the Bank, which consent may be withheld for no reason or for any reason.

              (b) The Bank, without any notice to or consent of the Borrower, may sell participations to one or more Persons in or to all or any portion of the Bank's rights and obligations under this Agreement, the Note and any other Loan Document (including, but not limited to, all or any portion of the Commitment, the Advances and the Note); provided that (i) the Bank's obligations
                                        --------
under this Agreement (including, but not limited to, the commitment) shall remain unchanged, (ii) the Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Bank shall remain the holder of the Note for all purposes of this Agreement and (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement.

              (c) The Bank, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld, may assign, syndicate or otherwise transfer all or any portion of the Bank's rights and obligations under this Agreement, the Note and any other Loan Document (including, but not limited to, all or any portion of the Commitment, the Advances and the Note) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Bank in this Agreement or otherwise.

              (d) Any other provision of this Agreement to the contrary notwithstanding, the Bank may at any time create a security interest in all or any portion of the Bank's rights under this Agreement (including, but not limited to, the Advances owing to the Bank and the Note held by the Bank) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

              (e) The Bank will use reasonable good faith efforts to hold in confidence any Confidential Information, except to the extent that any such Confidential Information can be shown to have been (i) previously known on a nonconfidential basis by the Bank, (ii) in the public domain through no fault of the Bank or (iii) later lawfully acquired by the Bank from sources other than the Borrower; provided that the Bank may disclose Confidential Information (A)
              --------
to the Bank's directors, officers, employees, accountants, attorneys, consultants, advisors, agents and other representatives who are or reasonably are expected to be or become engaged in evaluating, approving, structuring, negotiating, documenting or administering the Loan Documents or the transactions contemplated by the Loan Documents, (B) to the Bank's attorneys and independent auditors, (C) to any actual or prospective participant, assignee or transferee under Section 8.06(b), Section 8.06(c) or
Section 8.06(d) so long as such Persons are informed by the Bank of the confidential nature of such Confidential Information and are directed by the Bank to other Person if such disclosure is reasonably incidental to the administration of the Loan Documents or any of the transactions contemplated by the Loan Documents, (E) upon any order of directive of, or any request by, any court, arbitrator, mediator or governmental department, commission, board, bureau, agency or instrumentality, (F) in connection with any action, suit or proceeding to which the Bank or any affiliate of the Bank is a party, and (G) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or another Loan Document. Without limiting the preceding sentence, the Bank may disclose to any actual or prospective participant, assignee or transferee under Section 8.06(b), Section 8.06(c) or
Section 8.06(d) any financial statements, documents and other information that the Bank now or in the future has relating to the Advances, the Loan Documents, the Collateral, the Borrower, any Subsidiary of the Borrower or the business, properties, assets, operations or condition, financial or otherwise, of the Borrower, or any Subsidiary of the Borrower.

         SECTION 8.07.  Counterparts.  This Agreement may be executed in any
                        ------------
number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 8.08.  Interest. It is the intention of the parties hereto to
                        --------
conform strictly to the usury laws applicable to the Bank. Accordingly, if the transactions contemplated hereby or by the Loan Documents would be usurious under applicable law (including, without limitation, the laws of the United States of America and the State of New York), then, in that event, notwithstanding anything to the contrary herein or in the Loan Documents, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest applicable to the Bank that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited by the Bank on the principal amount outstanding under the Note, or, if no principal amount is outstanding under the Note, refunded to the Borrower; and (ii) in the event that the maturity of the principal is accelerated, then such consideration that constitutes interest under any law that is applicable to the Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or the Loan Documents or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount outstanding or, if the principal amount shall have been paid in full, refunded by the Bank to the Borrower.

         SECTION 8.09. Governing Law; Consent to Jurisdiction. This Agreement
                       --------------------------------------
and the Note shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any court of the State of New York sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement, the Note, any other Loan Document or any transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which the Borrower may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Notwithstanding the preceding two sentences, the Bank retains the right to bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Note, any other Loan Document or any of the transactions contemplated hereby or thereby in any court that has jurisdiction over the parties and subject matter.

         SECTION 8.10. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY
                       --------------------
IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS AGREEMENT, THE NOTE, THE PLEDGE AGREEMENT, ANY OTHER LOAN DOCUMENT, THE ADVANCES OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         IN WITNESS WHEREOF, the Borrower and the Bank have executed this Agreement as of the date first above written.

                                       (Borrower)

                                       ______________,




                                       By: ____________________________________

                                           ________, its ____________________

                                       (Bank)

                                       CITIBANK N.A.

                                    By:_______________________________________
                                       Name:      Stephen Giannakakis
                                       Title:     Vice President

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "First Amendment") dated as
                                                    ---------------
of September 30, 1996, is among _____________________, a _____________
________________ (the "Borrower"), acting through _____________________, its
                       --------
_____________________, and CITIBANK, N.A., a national banking association (the

"Bank").
-----

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Borrower and the Bank entered into that certain Credit Agreement dated as of December 16, 1994 (the "Credit Agreement") pursuant to
                                              ----------------
which the Bank agreed to made certain Advances to the Borrower; and

     WHEREAS, the Borrower has requested and the Bank has agreed to amend certain provisions of the Credit Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Defined Terms.  All capitalized terms which are defined in the
                 -------------
Credit Agreement, but which are not defined in this First Amendment, shall have the same meanings as defined in the Credit Agreement. Unless otherwise indicated, all section references in this First Amendment refer to the Credit Agreement.

     Section 2.  Amendments to the Pledge Agreement.
                 ----------------------------------

          2.1  Section 1.01 is amended to add the following:

               "Sterling Commerce" means Sterling Commerce, Inc., a corporation duly formed and validly existing under the laws of the State of Delaware.

          2.3 Section 1.01 of the Credit Agreement is hereby amended by deleting the defined term "Control Person Statement" in its entirety and inserting the following:

               "Control Person Statement" means the Control Person Statement, dated as of September 30, 1996, furnished by or on behalf of the Borrower to the Bank.

          2.4  Section 3.02 is amended to add the following:

                    (c) That in no event shall the aggregate of all advances
               made by the Bank to the Borrower:

                        i. exceed ____________________ where
                           such advances are made against

                           Collateral consisting of Sterling
                           stock or Sterling Commerce stock;
                           and


                       ii. exceed ____________________ where
                           such advances are made against
                           Collateral consisting of Michaels
                           stock.

                   (d) That in no event shall the aggregate of all of the stock of Sterling Commerce that is pledged to the Bank by the Borrower exceed ___________ % of the shares then outstanding.

          2.5 Section 5.01(d)(ii) is restated in its entirety to read as follows:

               "As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of Michaels, Sterling and Sterling Commerce, the 10-Q Report of Michaels, Sterling and Sterling Commerce, respectively;"

          2.6  Sections 5.02(b) is restated in its entirety to read as follows:

                    (b) Liquidity.   Permit the current market value of the
                        ---------
               unpledged Cash and Cash Equivalents and/or Readily Marketable Securities (excluding any securities issued by Michaels, Sterling or Sterling Commerce), but including interests in Maverick of the Borrower and the Guarantor, collectively, to be less than fifteen percent (15%) of the Commitment for a period of ten (10) consecutive Business Days; provided, that it is expressly contemplated that within such period of ten (10) consecutive Business Days the Borrower shall have the ability to increase such current market value of the unpledged Cash and Cash Equivalents and/or Readily Marketable Securities (excluding any securities issued by Michaels, Sterling or Sterling Commerce), but including interests in Maverick in accordance with the provisions of subsection (ii) of Section 6.01.

          2.7  Section 5.02(c) is restated in its entirety to read as follows:

                    (c) Collateral Limits.  Permit the aggregate of the shares
                        -----------------
               pledged by the Borrower as Collateral to the Bank to exceed:

                    (i) _____ % of Michaels' outstanding stock;

                    (ii)  ____ % of Sterling's outstanding stock; or

                    (iii) ____ % of Sterling Commerce's outstanding stock.

          2.8  Section 6.01 is restated in its entirety to read as follows:

                    Section 6.01.  Collateral to Loan Coverage.  (a) If, at any
                                   ---------------------------
               time prior to payment in full in cash of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise), or at any other time when the Bank shall have any Commitment under this Agreement, the ratio of the aggregate current market value of the Collateral to the aggregate unpaid principal amount of the Advances shall be less than 1.66 to 1.0 but equal to or greater than 1.50 to 1.0, then, within two Business Days of such event, the Borrower

                    (i) shall prepay the outstanding principal amounts of the
               Advances, in whole or in part, plus accrued interest to the date of such prepayment on the principal amount prepaid, and/or

                    (ii) shall (i) pledge, assign and deliver to the Bank cash for deposit in one or more of the Collateral Accounts and/or pledge and assign to the Bank, and grant to the Bank security interests in, such additional shares of stock owned by the Borrower as shall be acceptable to the Bank in its sole discretion, all as security for the payment of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise), (ii) duly execute and deliver to the Bank such pledge and security agreements (including, but not limited to, amendments to the Pledge Agreement), as specified by and in form and substance satisfactory to the Bank, securing the payment of all obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents (whether for principal, interest, fees, expenses or otherwise) and constituting pledges and assignments of and security interests in such cash as shall be pledged and delivered by the Borrower to the Bank for deposit in one or more of the Collateral Accounts and in such additional shares of stock as shall be acceptable to the Bank in its sole discretion, (iii) take whatever action (including, but not limited to, the delivery to the Bank of original instruments, stock certificates and stock powers, the filing of Uniform Commercial Code financing statements and amendments to financing statements and the giving of notices and endorsements) may be necessary or advisable in the opinion of the Bank to vest in the Bank (or in any representative or nominee of the Bank designated by the Bank, including, but not limited to, any clearing corporation or custodian bank as those terms are defined in the Uniform Commercial Code in effect in the State of New York) valid, subsisting and perfected liens on and security interests in the properties purported to be subject to the pledge and security agreements delivered pursuant to this Section 6.01, enforceable against all third parties in accordance with their respective terms, (iv) deliver to the Bank a signed favorable opinion, addressed to the Bank, of counsel for the Borrower acceptable to the Bank as to the matters contained in clauses
               (i), (ii) and (iii), as to such pledge and security agreements being legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms and as to such other matters as the Bank may reasonably request, and (v) execute and deliver to the Bank any and all further certificates, instruments and documents and take all such other action as the Bank may deem desirable in obtaining the full benefits of, or in preserving the security interests of, such pledge and security agreements, so that, immediately after giving effect to such prepayment and/or such other actions, the ratio of the aggregate current market value of the Collateral to the aggregate unpaid principal amount of the Advances shall be not less than 2.0 to 1.0. For the purposes of this Section 6.01 and 7.01(j), the term "current market value" shall have the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, except as the same may be adjusted by 6.01(b) below.

               (b) For purposes of calculating the value of the Collateral for
          Section 6.01(a) above:

                    i. the value of the Michaels stock shall be excluded for such period of time as the share price of Michaels stock is below $7.50 per share;

                    ii. the value of the Sterling stock shall be excluded for such period of time as the share price of Sterling stock is below $10.00 per share; and

                    iii. the value of the Sterling Commerce stock shall be
                         excluded for such period of time as the share price of Sterling Commerce stock is below $10.00 per share.

     2.9  Section 7.01 is amended to add the following after subparagraph (k) :

               or (l) The Borrower fails to execute and deliver any of the following documents:

                    i.   The Second Amendment to Pledge Agreement;

                    ii. Federal Reserve Form U-1 relating to the pledged shares described on Schedule I of the Second Amendment to Pledge Agreement; and

                    iii. The stock certificates evidencing the pledged shares
                         (if certificated) as further described on Schedule I of the Second Amendment to Pledge Agreement, or otherwise cause perfection of the Bank's first and prior security interest in the pledged shares in the event that any of such pledged shares are uncertificated; and

                    iv.  The Financing Statement relating to the Collateral; and

                    v. (Within 30 days after the date of the First Amendment) a favorable written opinion of the law firm of Jones, Day, Reavis & Pogue.

     Section 3.  Additional Conditions Precedent to the Advances.  The
                 -----------------------------------------------
obligations of the Bank to make Advances after the date hereof shall be subject to the following conditions precedent:

          (a) The Bank shall have received multiple counterparts, as requested, of this First Amendment, executed and delivered by a duly authorized representative of the Borrower.

          (b) No Event of Default as defined in the Credit Agreement shall have occurred and be continuing as of the date of this First Amendment.

          (c) The Bank shall have received within 30 days of the date hereof, a favorable written opinion of the law firm of Jones, Day, Reavis & Pogue as to such matters as the Bank may reasonably request.

     Section 4.  Representations and Warranties.  The Borrower hereby affirms
                 ------------------------------
that as of the date of execution and delivery of this First Amendment, except as affected by the transactions contemplated in this First Amendment, all of the representations and warranties contained in the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof and no Event of Default shall have occurred and be continuing.

     Section 5.  Effectiveness.  Upon the execution hereof by the Borrower and
                 -------------
the Bank, this First Amendment shall be effective as of the date first written above.

     Section 6.  Reference to and Effect on Credit Agreement.
                 -------------------------------------------

          (a) On or after the date first written above, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Credit Agreement in any certificate or other document or instrument delivered in connection therewith, shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed.

     Section 7.  Cost, Expenses and Taxes.  The Seller agrees to pay on demand
                 ------------------------
all reasonable costs and expenses of the Bank in connection with the preparation, execution and delivery of this First Amendment and any other documents to be delivered in connection herewith including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto.

     Section 8.  Counterparts.  This First Amendment may be executed by one or
                 ------------
more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 9.  No Oral Agreement.  THIS WRITTEN FIRST AMENDMENT AND THE OTHER
                 -----------------
DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 10.  GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND
                  -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     (d) IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed effective as of the date first written above.

Borrower:
                             ------------------------------------------------


                              By:
                                  -------------------------------------------
                                                         , its
                                       ------------------      --------------



Witness:                      By:
                                  -------------------------------------------
                              Name:
                                    -----------------------------------------


Bank:                         CITIBANK, N.A.



                              By:
                                  -------------------------------------------
                              Name:
                                    -----------------------------------------
                              Title:
                                    -----------------------------------------